Filed Pursuant to Rule 424(b)(5) Registration No. 333-146537

PROSPECTUS SUPPLEMENT
(To Prospectus Supplement dated November 26, 2007
and Prospectus dated October 29, 2007)

$35,000,000

MEDIS TECHNOLOGIES LTD.

Common Stock

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We and UBS Securities LLC are parties to an Equity Distribution Agreement, dated November 26, 2007, pursuant to which we may offer and sell from time to time through UBS Securities LLC shares of our common stock having an aggregate offering price of up to $35,000,000. Through December 31, 2007, we had sold 1,314,198 shares under the Equity Distribution Agreement and had received proceeds as provided below:

Gross Proceeds to Us	$17,692,463.93
Commission to UBS Securities LLC	$680,622.85
Fees Paid or Payable to the SEC and Nasdaq	$13,412.67
Net Proceeds to Us	$16,998,428.41

From the commencement of the offering through March 14, 2008, we had sold 2,243,883 shares under the Equity Distribution Agreement and had received gross proceeds of $28,893,870.35.

Our common stock is traded on the Nasdaq Global Market under the symbol “MDTL.” On March 14, 2008, the last quoted price of the shares of our common stock as reported on the Nasdaq Global Market was $8.66.

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        This prospectus supplement should be read in conjunction with, and may not be delivered or utilized without, the prospectus dated October 29, 2007 and the prospectus supplement dated November 26, 2007.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

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UBS Investment Bank
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This Prospectus Supplement is dated March 17, 2008